Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
May 1, 2020	Chief Financial Officer
800.445.1347 ext. 8716

United Bankshares, Inc. Completes Its Acquisition

of Carolina Financial Corporation

WASHINGTON, DC & CHARLESTON, W.Va. – United Bankshares, Inc. (“United”) (NASDAQ: UBSI), the parent company of United Bank (“United Bank”), announced the completion of its acquisition of Carolina Financial Corporation (“Carolina Financial”) (NASDAQ: CARO), the parent company of CresCom Bank (“CresCom”) with $4.8 billion in assets, headquartered in Charleston, South Carolina. United now has $25 billion in assets, with 230 offices in West Virginia, Virginia, Ohio, Pennsylvania, Maryland, North Carolina, South Carolina, Georgia, and the nation’s capital.

“After entering the Southeast in 2017, we have been looking forward to the opportunity to broaden our footprint in this region. This transaction marks the 32nd acquisition of the current administration and expands our presence in some of the most desirable banking markets in the nation. The merger brings together two of the best performing banking companies in the country, and uniquely positions our franchise as one of the most valuable regional banking companies in the Southeast and Mid-Atlantic,” stated Richard M. Adams, United’s Chairman and Chief Executive Officer.

As a result of the acquisition, Jerold L. Rexroad, Chief Executive Officer of CARO, will join United’s Board of Directors. Mr. Rexroad stated, “Uniting our two organizations, which share complementary cultures and values, is a unique value proposition for individuals and businesses in the region. United will provide the products and technology to meet our customers’ needs, while preserving relationship-based banking and local decision-making. This will create growth opportunities within our communities and a continued commitment to our employees, customers, and shareholders.”

Prior to Carolina Financial, United more than doubled its size through three acquisitions in less than three and a half years. In January 2014, United closed its acquisition of Virginia Commerce Bancorp, Inc., followed by the November 2015 announcement of the Bank of Georgetown transaction which closed June 2016. In August 2016, United announced the Cardinal Financial Corporation acquisition which closed April 2017.

United Bank celebrated its 181st anniversary in 2020, following a record-setting year for the company. In 2019, United achieved record earnings, outperformed its peers in profitability, outperformed peer total shareholder returns, and increased dividends to its shareholders for the 46th consecutive year – a record only one other major banking company in the nation has been able to achieve. Furthermore, United’s employee volunteer program was recognized by the American Bankers Association as the Top U.S. Bank Employee Volunteer Program.

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